Exhibit 99.1 November 6, 2006
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Chief Executive Officer 949.639.4960

APRIA HEALTHCARE NAMES CHRIS A. KARKENNY AS
CHIEF FINANCIAL OFFICER

        LAKE FOREST, CA…November 6, 2006…Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced that Chris A. Karkenny has been named Executive Vice President and Chief Financial Officer. He will join Apria Healthcare on Monday, November 13, 2006.

        As Chief Financial Officer, Mr. Karkenny will have broad responsibility for the Company’s financial operations, capital oversight, corporate finance, mergers and acquisitions, tax and treasury operations.

         Mr. Karkenny most recently served as Senior Vice President of Corporate Development and Treasury Operations for PacifiCare Health Systems, Inc., of Cypress, California, a Fortune 200 company. In this capacity, Mr. Karkenny was responsible for corporate finance, debt and equity capital markets, treasury operations, real estate, procurement, insurance, rating agency interface and mergers and acquisitions. PacifiCare was sold to UnitedHealth Group for approximately $8.1 billion in December 2005.

        Prior to joining PacifiCare in 2003, Mr. Karkenny served as Chief Executive Officer of NetCatalyst, a Santa Monica, California-based investment-banking firm, where he managed clients ranging in size from start-ups to multi-national corporations, and opened and expanded international offices and partnerships. From 1998 to 1999, he served as a partner in Technologz, a Los Angeles, California-based business incubator and was a Founder, Board Member and initial Chief Financial Officer of CardioNow, a healthcare application service provider. Mr. Karkenny’s previous work experience includes leadership and executive roles in companies in the software and technology infrastructure, corporate finance advisory consulting and active wear industries.

        “ Chris Karkenny’s wide range of financial and strategic experience will help us build an even stronger executive leadership team,” said Lawrence M. Higby, Chief Executive Officer. “We are looking forward to Chris’ contributions to Apria’s overall strategic vision to continue to strengthen our position as one of the largest providers of diversified home healthcare services and products in the United States.”

         Mr. Karkenny received a Masters of Business Administration from Pepperdine University and a Bachelor of Science in Business Administration from the University of Richmond.

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        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 branches serving patients in all 50 states. With approximately $1.5 billion in annual revenues, it is the nation’s leading homecare company.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

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